Exhibit 99.1

News Announcement                                                                                                                                 For Immediate Release

PEAK RESORTS ANNOUNCES STRONG PRE-SEASON
2019/20 SEASON PASS SALES

Company Investing $3.5 Million to Upgrade
Snowmaking Infrastructure at Liberty, Whitetail and Roundtop

Wildwood, Missouri – May 9, 2019 – Peak Resorts, Inc. (NASDAQ:SKIS) (“Peak” or the “Company”), a leading owner and operator of high-quality, individually branded U.S. ski resorts, announced today that the Company’s consolidated initial sales for its 2019/20 season pass offerings increased 20.8% on a unit basis and 19.8% on a dollar basis over the prior year through the discounted sales window, inclusive of Snow Time pass sales in both periods.

Jesse Boyd, Vice President of Operations, commented, “We are pleased with the continued robust growth for our season pass products as reflected in the 20.8% year over year growth in unit sales for the upcoming 2019/20 season, including healthy sales of our Peak Pass, which provides customers with unlimited skiing and riding across 14 of our Northeast, Mid-Atlantic and Midwest resorts. Thanks to our investments and efforts to create consistent on-mountain conditions in the face of unpredictable weather, our customers know that their season pass will allow for season-long access to our mountains, regardless of weather. That consistency and the on- and off-mountain experience we provide are drivers of our season pass sales growth. In addition, our recent investments in customer outreach initiatives, including data and analytics attribution, social media, and strategic marketing and branding, are helping to better connect Peak Resorts with our customers as we showcase the value of our season pass offerings. We look forward to the upcoming season as we put further investments to work to create more compelling experiences across our mountains.”

The 2018/2019 season was one of the Company’s longest ski seasons in its history, including 147 days of skiing and riding at Mount Snow, 140 days at Hunter Mountain and an impressive 150 days at Wildcat. As our attention now turns to summer, Peak Resorts has a number of capital improvement projects planned for its growing resort portfolio. Work has already started on approximately $3.5 million in upgrades to the snowmaking infrastructure at Liberty Mountain, Whitetail and Roundtop Mountain in Pennsylvania. These investments across all three resorts will increase pump power and water capacity and add new state-of-the-art guns to markedly improve energy efficiency and overall snowmaking.

About Peak Resorts

U.S. The company operates 17 ski resorts primarily located in the Northeast, Mid-Atlantic and Midwest, 16 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Baltimore, Washington D.C., Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction, and mountain biking, golf and other summer activities. To learn more, visit the Company’s website at ir.peakresorts.com or follow Peak Resorts on Facebook for resort updates.

For further information, or to receive future Peak Resorts news announcements via e-mail, please contact JCIR, at 212-835-8500 or skis@jcir.com.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended April 30, 2018, as updated in the Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2019. Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investor Contact:

Norberto Aja, Jim Leahy, Joseph Jaffoni

JCIR

212-835-8500 or skis@jcir.com

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